Exhibit 99.1

TransDigm Group Reports Record Fiscal 2007 First Quarter Results

–	Net sales up 22.5% to $122.7 million from $100.1 million

–	Net income up 126.3% to $20.3 million from $9.0 million

–	Adjusted earnings per share up 76.9% to $0.46 from $0.26

–	EBITDA As Defined up 30.5% to $56.3 million from $43.1 million

–	Updates financial guidance to reflect ATI acquisition

Cleveland, Ohio, February 12, 2007, PRNewswire-FirstCall — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fiscal 2007 first quarter ended December 30, 2006. These results have not changed from the preannouncement made on January 23, 2007.

Net sales for the quarter increased 22.5% to $122.7 million from $100.1 million in the comparable quarter a year ago. The increase in sales was due to strong organic growth of 16.2%, primarily driven by our commercial aftermarket business, with the balance due to our recent acquisitions.

Net income for the quarter rose 126.3% to $20.3 million, or $0.43 per share, compared to net income of $9.0 million, or $0.19 per share, in the comparable quarter a year ago. The increase was primarily due to favorable product mix and to a lesser degree continued productivity improvements. In addition, lower interest expense due to the June 2006 refinancing and the absence in fiscal 2007 of certain non-operating costs recorded in the prior year also contributed to the increase.

Adjusted net income for the quarter increased 81.5% to $21.9 million, or $0.46 per share, from $12.1 million, or $0.26 per share, in the same quarter a year ago. Adjusted net income for the current quarter excludes $1.6 million net of tax, or $0.03 per share, of non-cash compensation costs, stock option expenses, acquisition-related costs and backlog amortization. Adjusted net income for the prior year quarter excludes $3.1 million net of tax, or $0.07 per share, of one-time special bonus, certain non-cash compensation related expenses, initial public offering costs, acquisition-related expenses and backlog amortization.

EBITDA for the quarter rose 40.2% to $54.1 million versus $38.6 million for the comparable quarter a year ago. EBITDA As Defined increased 30.5% for the quarter to $56.3 million versus $43.1 million for the comparable quarter a year ago.

“We are pleased with our operating results for the first quarter of fiscal 2007,” stated W. Nicholas Howley, TransDigm’s Chairman and Chief Executive Officer. “Our 22.5% sales growth was attributed to continued strength in organic sales particularly from the aerospace commercial aftermarket and to a lesser degree from increases in the commercial OEM and defense markets. Our recent acquisitions also contributed meaningfully. The strong EBITDA As Defined margin of 46% is due to a combination of a rich aftermarket mix combined with a steady focus on our basic value driven operating strategy.”

Update to Fiscal 2007 Expectations

As previously announced, TransDigm acquired Aviation Technologies Inc. (“ATI”), for a total enterprise value of approximately $430 million in cash on February 7, 2007. ATI, which is based in Seattle, WA, supplies innovative aerospace products to a diverse fleet of commercial and military aircraft, and had fiscal 2006 revenues of approximately $105 million.

Mr. Howley stated, “Based on current market conditions, the ATI acquisition (which will include the period from February 7, 2007 to September 30, 2007) and the preliminary estimates of purchase accounting adjustments for the acquisition of ATI, TransDigm Group is updating its fiscal 2007 guidance as follows:

–	Revenues are anticipated in the range of $575 million to $585 million;

–	Net income is anticipated in the range of $77 million to $83 million;

–	EBITDA As Defined is anticipated in the range of $256 million to $264 million;

–	Earnings per share are expected to be in the range of $1.62 to $1.74 per share; and

–	Adjusted earnings per share are expected to be in the range of $1.82 to $1.94 per share compared to $1.31 in fiscal 2006.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined and adjusted net income for the periods discussed in this press release.

Conference Call

TransDigm will host a conference call for investors and security analysts today beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 713-8564 and enter the pass code 87916053. International callers should dial (617) 597-5312 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 1:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 84611404. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, specialized valving, flight deck audio systems, and specialty cockpit displays.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items and acquisition-related costs. TransDigm Group defines adjusted net income as net income plus deferred compensation costs, stock option expenses, backlog amortization expense, acquisition-related costs and non-recurring expenses incurred in connection with the refinancing and its initial public offering. Due to the recent acquisition of ATI, TransDigm Group expects backlog amortization expense recognized in connection with this acquisition to be more significant than our other recent acquisitions and believes it will be more meaningful to exclude this non-cash expense from the calculation of adjusted net income in the future. As a result, certain adjustments have been made to adjusted net income in prior years to conform to the presentation going forward. For more information regarding the nature of these non-operating items, acquisition-related costs and non-recurring expenses, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company’s operating performance without regard to items such as interest expense, income tax expense and depreciation and amortization, which can vary substantially from company to company. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenants contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess the Company’s operating performance and management team in connection with employee incentive programs and the preparation of the Company’s annual budget and financial projections. In addition, TransDigm Group’s management and our investors use adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations, and business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. Specifically, statements contained under the heading “Update to Fiscal 2007 Expectations” constitute forward-looking statements. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include but are not limited to: future terrorist attacks; a decrease in flight hours and our customers’ profitability, both of which are impacted by general economic conditions; our substantial indebtedness; our reliance on certain customers; our fixed price contracts; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; the pricing review to which certain of our divisions and subsidiaries have been subject; failure to complete or successfully integrate acquisitions; future sales of common stock in the market caused by the substantial amount of stock held by affiliates; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and any other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Sean Maroney
Investor Relations
(216) 706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 30, 2006 AND DECEMBER 31, 2005

(Amounts in Thousands, except per share data)

(Unaudited)

	Thirteen Week Periods Ended
	December 30, 2006	December 31, 2005

NET SALES	$122,709	$100,140
COST OF SALES	59,075	50,897

GROSS PROFIT	63,634	49,243

OPERATING EXPENSES:
Selling and administrative	12,121	13,090
Amortization of intangibles	1,642	1,816

Total operating expenses	13,763	14,906

INCOME FROM OPERATIONS	49,871	34,337
INTEREST EXPENSE—Net	17,793	19,799

INCOME BEFORE INCOME TAXES	32,078	14,538

INCOME TAX PROVISION	11,743	5,554

NET INCOME	$20,335	$8,984

Net Earnings Per Share:
Basic earnings per share	$0.45	$0.20
Diluted earnings per share	$0.43	$0.19

Weighted-Average Shares Outstanding:
Basic	44,773	44,202
Diluted	47,802	46,657

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 30, 2006 AND DECEMBER 31, 2005

(Amounts in Thousands)

(Unaudited)

	Thirteen Week Periods Ended
	December 30, 2006	December 31, 2005

Net Income	$20,335	$8,984

Depreciation and Amortization	4,193	4,237
Interest Expense, net	17,793	19,799
Income Tax Provision	11,743	5,554

EBITDA	54,064	38,574

Add: As Defined Adjustments:
Deferred Compensation Costs(1)	467	(3,034)
Stock Option Expense(2)	806	237
Acquisition-Related Costs(3)	952	432
Non-Recurring IPO Costs(4)	—	710
One-Time Special Bonus(5)	—	6,222

Gross Adjustments to EBITDA	2,225	4,567

EBITDA As Defined	$56,289	$43,141

(1)

Represents the expenses (income) recognized by TransDigm Group under its deferred compensation plans. The amount reflected above for the thirteen week period ended December 31, 2005 includes a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two deferred compensation plans. In addition, the amount reflected above for the thirteen week periods ended December 30, 2006 and December 31, 2005 includes expense recognized by TransDigm Group under a new deferred compensation plan adopted in December 2005.

(2)	Represents the non-cash compensation expense recognized by TransDigm Group under its stock plans.
(3)

Represents costs incurred to integrate acquired businesses into TransDigm Group’s operations, purchase accounting adjustments to inventory that were charged to cost of sales when the inventory was sold and other acquisition-related costs.

(4)	Represents non-recurring costs and expenses incurred by TransDigm Group related to the initial public offering.
(5)	Represents the one-time special bonus paid to certain members of management in November 2005.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 30, 2006 AND DECEMBER 31, 2005

(Amounts in Thousands, except per share data)

(Unaudited)

	Thirteen Week Periods Ended
	December 30, 2006	December 31, 2005
Net Income	$20,335	$8,984

Gross Adjustments to EBITDA	2,225	4,567
Purchase Accounting Backlog Amortization	223	403
Tax Adjustment	(896)	(1,899)

Adjusted Net Income	$21,887	$12,055

Basic Earnings per Share	$0.45	$0.20
Diluted Earnings per Share	$0.43	$0.19

Adjusted Basic Earnings per Share	$0.49	$0.27
Adjusted Diluted Earnings per Share	$0.46	$0.26

Weighted-Average Shares Outstanding:
Basic	44,773	44,202
Diluted	47,802	46,657

TRANSDIGM GROUP INCORPORATED

SELECTED BALANCE SHEET DATA

(Amounts in Thousands)

(Unaudited)

	December 30,	September 30,
	2006	2006
Cash and cash equivalents	$54,556	$61,217
Trade accounts receivable—Net	66,818	65,568
Income taxes receivable	1,677	9,366
Inventories—Net	94,075	89,243

Accounts payable	19,329	18,764
Accrued liabilities	30,009	24,675

Long-Term Debt—Less current portion	925,000	925,000